Exhibit 99.1

YEAR END TAX PLANNING INFORMATION

We prepare our financials on a GAAP basis to report in our SEC filings – 10Q, 10K, and the earnings releases, using our fiscal year, which ends September 30. Our tax returns, however, are on a calendar year and are prepared with tax accounting methods which are different from GAAP accounting.

Several items, such as depreciation of plant assets and amortization of start-up expenses, create “timing differences” between the GAAP financial statements and the tax returns. Tax depreciation is on a significantly accelerated schedule during the early stages of our operations, which has decreased taxable income compared to GAAP income. After 2013, however, the tax depreciation deductions will decrease significantly.

As we reported in early December, our results for Fiscal 2015 were very good, as we recognized Modified EBITDA of $29.2 million and Net Income of $13.8 million. A significant portion of these amounts was earned during the first fiscal quarter, ending December 31, 2014, which is not included in 2015 taxable income. However, with tax depreciation now less than book depreciation, taxable income will be higher than book income.

The following are a few reminders regarding 2015 expected tax considerations:

☐	Passive Income – For some of our members, the tax losses from prior years will offset 2015 passive income. Generally, losses from passive activities are deductible only to the extent of the taxpayer’s income from other passive activities. Passive activity losses not used currently may be carried forward.

The information provided in this notice is intended for general information purposes only and is not intended as tax or legal advice. You should contact your personal legal and tax advisors for advice or assistance regarding the tax consequences of your annual K-1, preparation of your federal and state returns, and for help with any other questions that you may have relating to your personal tax situation.

The following are our current estimates of tax items for the calendar year ended in December, which are provided for your planning purposes. Actual results will vary!! The final tax information will be provided to you on IRS Form K-1 in early February.

2015 Tax Estimate
Ordinary Income per Unit	$750

If you have questions, please contact:

Brett L. Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0345